Pennsylvania Avenue Event-Driven Fund
A Series Of The Pennsylvania Avenue Funds

Annual Report

December 31, 2003

The Pennsylvania Avenue Funds
P.O. Box 9543
Washington, DC 20016
1 (888) 642 6393
www.PennAveFunds.com

The Pennsylvania Avenue Funds

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P.O. Box 9543 Ê Washington, D.C. 20016 Ê U.S.A.

February 27, 2004

Dear Shareholder,

The Pennsylvania Avenue Funds became available to the public on November 21st, 2003. I am pleased to report that the Pennsylvania Avenue Event-Driven Fund has since returned 3.84%, whereas the S&P Index increased 6.45% over the same period. The Fund did not employ leverage during the period.

The Fund focused primarily on merger arbitrage and, to a lesser extent, on distressed securities and proxy fight investments. The decision to concentrate on merger arbitrage was driven by several factors: distressed securities have seen significant increases in prices over the last year, and the number of investable distressed companies continues to decrease; the volume of large merger transactions has increased recently; spreads on small merger transactions remain attractive. Irrespective of the preceding discussion, the Fund's Adviser monitors investment opportunities for all of the Fund's principal investment strategies constantly. Due to its small size, the Fund has not yet employed capital structure arbitrage.

Let me briefly address a few points about merger arbitrage that you may have come across in the financial press in the last few months. The slump in merger activity since 2001 has been quoted widely as a reason for the difficult investment environment of merger arbitrage. The financial press reports that despite this drop, investors continue to allocate assets to merger arbitrage investments. Therefore, with high demand and low supply, spreads are tight, which leads to small returns for arbitrageurs investing in large deals.

I believe that the market for mergers below $500 million appears to be hardly affected by the overall decline in activity, and spreads on these deals remain very attractive. Therefore, the Fund has allocated a larger percentage of its assets to this type of transaction than other arbitrageurs might do.

In my opinion, that there are a number of reasons why this segment behaves differently from large-cap merger activity. Many companies in this segment are too small and illiquid for large arbitrageurs to invest in. Due to its small size, the Fund can invest economically in these situations and thereby has a clear competitive advantage over others. Moreover, many small mergers are management buy-outs where shareholders are compensated in cash. Because many arbitrageurs only get involved in stock-for-stock mergers, there is less arbitrage activity in these transactions, and spreads remain attractive.

Looking ahead into the year 2004, the Fund will seek to grow its assets and reach a size at which it can support its own operations without receiving expense reimbursements from the Adviser. We anticipate that the Fund will soon become available on various distribution platforms, allowing investment advisers and broker/dealers to invest their clients' funds more easily. Please check our website from time to time for the latest updates.

Yours sincerely,

Thomas Kirchner, CFA

President & Portfolio Manager

Please remember that the information contained in this letter is intended for shareholders or potential shareholders of the Pennsylvania Avenue Funds. Opinions expressed by the Portfolio Manager should not be construed as statements of facts, and do not necessarily reflect the opinion of all trustees and officers. Nothing herein constitutes investment advice. Past performance is not predictive of future performance. Investment return and principal value will fluctuate, so that your shares, when redeemed, may be worth more or less than the original cost.

PENNSYLVANIA AVENUE EVENT-DRIVEN FUND,

A SERIES OF THE PENNSYLVANIA AVENUE FUNDS

Statement of Assets and Liabilities

December 31, 2003

Assets
Investments in securities, at value
` Acquisition cost - $81,152
At value (note 1)	$ 86,530
Short-term Investments	15,809
Cash	4,001
Receivable Interest	9
Receivable from Advisor	1,819
Total Assets	$ 108,168

Liabilities

Accrued Expenses	734
Total Liabilities	734

Net assets	$ 107,434

Net assets consist of
Paid in capital	$ 102,047
Accumulated net realized investment gains	9
Net unrealized appreciation of investments	5,378

Net assets	$ 107,434

Shares outstanding	10,194

Net Asset Value	$ 10.54

See accompanying notes to the financial statements

PENNSYLVANIA AVENUE EVENT-DRIVEN FUND,

A SERIES OF THE PENNSYLVANIA AVENUE FUNDS

Statement of Operations

For the Period from November 21, 2003 (effective registration date) to December 31, 2003

Investment Income
Dividends	$ 178
Interest	13
Total income	191

Expenses
Custody fees	576
Insurance	171
Management fee	118
Bank Charges	10
Total Expenses	875
Less expense reimbursement from Advisor	(708)
Net expenses	167

Net investment income	24

Realized and unrealized gains on investments

Net realized capital gains	2,037
Net change in unrealized appreciation on investments	1,960

Net realized and unrealized gains on Investments	3,997

Net increase in assets from operations	$ 4,021

See accompanying notes to the financial statements.

PENNSYLVANIA AVENUE EVENT-DRIVEN FUND,

A SERIES OF THE PENNSYLVANIA AVENUE FUNDS

Statement of Changes in Net Assets

For the Period from November 21, 2003 (effective registration date) to December 31, 2003

From Operations
Net investment gain	$ 24
Net realized capital gains	2,037

Net change in unrealized appreciation on Investments	1,960

Net Increase In Net Assets Resulting From Operations	4,021

From Capital Share Transactions
Proceeds from shares issued in reinvestment of dividends	2,047
Payments for shares redeemed	-
Net Increase In Net Assets From Capital Share Transactions	2,047

Distributions To Shareholders	(3,530)

Total Increase In Net Assets	2,538

Net Assets
Beginning of Period	104,896
End of Period	$ 107,434

Capital Share Activity
Sold	-
Reinvested dividend	194
Redeemed	-
Net Change In Shares Outstanding	194
Shares Outstanding At Beginning of Period	10,000
Shares Outstanding At End of Period	10,194

See accompanying notes to the financial statements.

PENNSYLVANIA AVENUE EVENT-DRIVEN FUND,

A SERIES OF THE PENNSYLVANIA AVENUE FUNDS

Financial Highlights

For a share of beneficial interest outstanding throughout the period

For the period from November 21, 2003 (effective registration date) to December 31, 2003

Per Share Data
Net Asset Value At Beginning of Period	$ 10.49

Income from Investment Operations
Net Investment Income	-
Net realized and Unrealized Gains on Investments	0.40
Total Income From Investment Operations	$ 0.40

Less Distributions	$ (0.35)

Total Net Asset Value At End of Period	$ 10.54

Total Return (not annualized)	3.84%

Ratios and Supplemental Data:
Net assets at end of Period	$ 107,434
Expense ratio, after reimbursement (annualized)	1.50%
Expense ratio, before reimbursement (annualized)	7.55%
Ratio of net income to average net assets	0.21%
Portfolio turnover rate	31.51%

See accompanying notes to the financial statements.

PENNSYLVANIA AVENUE EVENT-DRIVEN FUND,

A SERIES OF THE PENNSYLVANIA AVENUE FUNDS

Schedule of Investments

December 31, 2003

Common Stocks - 59.70%
Consumer Cyclical - 8.26%

Shares

	Name

Value

250	Dana Corp	$ 4,588
350	Safety Components International Inc *	4,286
	Total Consumer Cyclical	8,874

Consumer Non-Cyclical - 4.79%

1,000	Parlux Fragrances Inc *	5,150
	Total Consumer Non-Cyclical	5,150

Technology - 15.64%

2,000	Laser Technology Inc *	4,100
1,010	ON Technology Corp *	4,000
2,900	Troy Group Inc *	8,700
	Total Technology	16,800

Information Technology - 1.84%

1,100	Information Resources Contingent Pymt Rts *	1,980
	Total Information Technology	1,980

Financial - 4.37%

150	The Mony Group Inc	4,694
	Total Services	4,694

Services - 13.27%

300	Garden Fresh Restaurant Corp *	4,815
2,000	On Site Sourcing Inc *	5,600
2,000	PDS Gaming Corporation *	3,838
	Total Services	14,253

Media - 3.66%

1,000	Media Arts Group Inc. *	3,930
	Total Media	3,930

* Non-income producing during the period.

See accompanying notes to the financial statements.

PENNSYLVANIA AVENUE EVENT-DRIVEN FUND,

A SERIES OF THE PENNSYLVANIA AVENUE FUNDS

Schedule of Investments (continued)

December 31, 2003

Utilities - 4.59%
Shares	Name
200	Unisource Energy Corp (Holding Co)	4,932
	Total Utilities	4,932

Energy - 3.28%

300	United States Exploration, Inc *	837
200	Petrocorp Inc *	2,692
	Total Energy	3,529

	Total Common Stocks (Cost $59,639)	64,142

Bonds - 20.84%
Princ. Amt.	Name
25,000	Federal Mogul NT (Default) 8.80% 4-15-07 *	5,000
20,000	Mirant Corp BD (Default) 2.5% 6-15-21 *	12,400
15,000	Worldcom Inc BD (Default) 6.40% 8-15-05 *	4,988
	Total Bonds (Cost $21,513)	22,388

Short-Term Investments - 14.72%
Shares	Name
15,809	Treasury Obligations Fund ISS	15,809
	Total Short Term Investments (Cost $15,809)	15,809

Total Investments - 95.26%		102,339

Other Assets and Liabilities: 4.74%		5,095

Net Assets - 100.00%		$107,434

* Non-income producing during the period.

See accompanying notes to the financial statements.

PENNSYLVANIA AVENUE EVENT-DRIVEN FUND,

A SERIES OF THE PENNSYLVANIA AVENUE FUNDS

Notes to Financial Statement

December 31, 2003

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization: Pennsylvania Avenue Event-Driven Fund, a Series of The Pennsylvania Avenue Funds (the “Fund”) is a non-diversified regulated investment company and was organized as a Delaware business trust on September 19, 2002. The Pennsylvania Avenue Funds (“The Trust”) is permitted to offer separate portfolios and different classes of shares. The Trust currently offers two classes of shares. The Trust is authorized to issue an unlimited number of shares of beneficial interest. The Fund’s investment objective is to seek capital growth by engaging in investment strategies related to corporate events, such as mergers, reorganizations, bankruptcies or proxy fights. It intends to invest in securities of companies of any size and uses derivatives both as a substitute for investing in underlying securities, as well as for hedging purposes. The investment strategies employed by the Fund contain a higher degree of risk than a balanced investment program and this may not be appropriate for investors who are risk averse.

The Fund’s registration with the Securities and Exchange Commission became effective on November 21, 2003. Prior to the effective date the Fund sold 10,000 shares to Pennsylvania Avenue Partners, L.L.C. and to Mr. Thomas Kirchner, President of the Fund and the Advisor. Additionally, prior to the effective date the Fund purchased securities totaling $101,250 and sold securities totaling $28,501. At the effective date the Fund had undistributed net investment income of $189, undistributed net realized gains of $1,289 and unrealized appreciation of investment securities of $3,418.

Security Valuations: The Fund values investment securities, where market quotations are available, at market value based on the last recorded sales price as reported by the principal securities exchange on which the security is traded, or if the security is not traded on an exchange, market value is based on the latest bid price.

Federal Income Taxes: The Fund’s policy is to comply with the requirements of the Internal Revenue Code that are applicable to regulated investment companies and to distribute all its taxable income to its shareholders. Therefore, no federal income tax provision is required.

Distribution to Shareholders: The Fund also intends to distribute in the future substantially all of its net realized capital gains and net investment income, if any, at year-end.

Other: The Fund follows industry practice and records security transactions on the trade date. The specific identification method is used for determining gains or losses for financial statements and income tax purposes. Dividend income is recorded on the ex-dividend date and interest income is recorded on an accrual basis.

PENNSYLVANIA AVENUE EVENT-DRIVEN FUND,
A SERIES OF THE PENNSYLVANIA FUNDS

Notes to Financial Statement (continued)

December 31, 2003

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from these estimates.

  INVESTMENT ADVISORY AND TRANSFER AGENT AGREEMENT

  The Fund has an agreement with Pennsylvania Avenue Advisers LLC (“the Advisor”), with whom certain officers and trustees of the Fund are affiliated, to furnish investment advisory services to the Fund. The Advisor will also serve as transfer agent to the Fund. Under the terms of the advisory agreement, the Fund will pay the Advisor a monthly fee based on the Fund’s average daily net assets at the annual rate of 1.00% of the Fund’s first $10,000,000 of net assets and 0.90% of the net assets exceeding $10,000,000. A total fee of $118 accrued to the Advisor during the period from November 21, 2003 (effective registration date) to December 31, 2003. The Advisor waived its fee.

  Under the terms of the agreement if the aggregate expenses of the Fund are equal to or greater than 1.50% and 1.75% of the Fund’s net assets for the Investor Class and the Adviser Class, respectively, the Adviser will reimburse the Fund for these expenses. In addition to waving its fee the Advisor will reimburse the Fund $590 for the period from November 21, 2003 (effective registration date) to December 31, 2003. The Advisor has agreed to bear all expenses of the Fund, totaling $1,229, since its inception until its effective registration date. At December 31, 2003 a reimbursement is due to the Fund of $1,819 for those aforementioned expenses.

  The Advisor also receives compensation of a monthly fee based on the Fund’s average daily net assets at the annual rate of 0.10% of the Fund’s assets exceeding $5,000,000 for its services as transfer agent for the Fund. No payments were made or accrued under the transfer agent agreement. The Advisor does not receive compensation for its service as the Fund’s administrator.

PENNSYLVANIA AVENUE EVENT-DRIVEN FUND,

A SERIES OF THE PENNSYLVANIA FUNDS

Notes to Financial Statement (continued)

December 31, 2003

  INVESTMENTS

For the period from November 21, 2003 (effective registration date) to December 31, 2003, purchases and sales of investment securities other than short-term investments aggregated $29,942 and $24,866, respectively. On December 31, 2003, the gross unrealized appreciation of all securities totaled $5,920, and the gross unrealized depreciation of all securities totaled $542, for a net unrealized appreciation of $5,378. The aggregate cost of securities for federal income tax purposes at December 31, 2003 was $81,152.

4. FEDERAL INCOME TAXES

Income and long-term capital gain distributions are determined in accordance with Federal income tax regulations, which may differ from accounting principles generally accepted in the United States.

As of December 31, 2003, the components of distributable earnings on a tax basis were as follows:

Undistributed ordinary income $ 9

Undistributed long-term capital gain $ -

Unrealized appreciation $ 5,378

The tax character of distributions paid during the years ended December 31, 2003 are as follows:

Ordinary income $ 3,530

Long-term capital gain $ -

INDEPENDENT AUDITOR’S REPORT

To the Shareholders and Board of Trustees

of the Pennsylvania Avenue Event-Driven Fund,

a Series of The Pennsylvania Avenue Funds

We have audited the accompanying statement of assets and liabilities of the Pennsylvania Avenue Event-Driven Fund, a Series of The Pennsylvania Avenue Funds (the "Fund") including the schedule of investments as of December 31, 2003 and the related statements of operations, changes in net assets and the financial highlights for the period from November 21, 2003 (effective registration date) to December 31, 2003. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2003, verified by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Pennsylvania Avenue Event-Driven Fund, a Series of The Pennsylvania Avenue Funds as of December 31, 2003, the results of its operations, the changes in its net assets and the financial highlights, for the period indicated therein, in conformity with accounting principles generally accepted in the United States of America.

Abington, Pennsylvania	/s/ Sanville & Company
February 27, 2004	Certified Public Accountants

PENNSYLVANIA AVENUE EVENT-DRIVEN FUND,

A SERIES OF THE PENNSYLVANIA FUNDS

Board of Trustees and Officers (Unaudited)

The business and affairs of the Fund are managed under the direction of the Fund's Board of Trustees. Information pertaining to the Trustees of the Fund is set forth below. The SAI includes additional information about the Fund's Trustees, and is available without charge, by calling 1-888-642-6393. Each Trustee may be contacted by writing to the trustee c/o Pennsylvania Avenue Funds, P.O. Box 9543, Washington, DC 20016.

Name and Address	Position	Since	Principal Occupation During The Past Five Years	Other Directorships Held By Trustee
Thomas Kirchner, CFA* 4201 Massachusetts Avenue NW Washington, DC 20016 Age: 35	President	2002	Financial Engineer, Fannie Mae (1999 - 2004); Bond Trader and Financial Engineer, Banque Nationale de Paris S.A.(1996-1999).	None
Richard Holly 3601 Connecticut Avenue NW Washington, DC 20008 Age: 38	Trustee	2003	Senior Financial Analyst, Lafarge North America (since 2003); Consultant, Accountemps (2002 - 2003); Senior Financial Analyst, Engelhard-Clal (1998-2002).	None
Gale Witoonchatree 4977 Battery Lane Bethesda, MD 20814 Age: 31	Trustee	2002	Financial Engineer, Fannie Mae (2000-present); GSUSE LLC, Analyst (1998-2000);	None

* Thomas Kirchner, as an affiliated person of Pennsylvania Avenue Advisers LLC, the Fund's investment adviser, is an "interested person" of the Trust within the meaning of Section 2(a)(19) of the 1940 Act.

A description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities is available upon request by calling toll-free 1-888-642-6393, on the Fund's website at www.PennAveFunds.com, or on the Securities and Exchange Commission's website at www.SEC.gov.